As filed with the Securities and Exchange Commission on November 26, 2008
Commission File No.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MFA MORTGAGE INVESTMENTS, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	350 Park Avenue, 21st Floor New York, New York 10022 (212) 207-6400 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	13-3974868 (I.R.S. Employer Identification No.)

Stewart Zimmerman
Chairman of the Board and Chief Executive Officer
MFA Mortgage Investments, Inc.
350 Park Avenue, 21st Floor
New York, New York 10022
(212) 207-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Timothy W. Korth, Esq. MFA Mortgage Investments, Inc. 350 Park Avenue, 21st Floor New York, New York 10022 Tel: (212) 207-6400 Fax: (212) 207-6420	Jay L. Bernstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000 Fax: (212) 878-8375
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be	Proposed Maximum Offering	Proposed Maximum Aggregate	Amount of
to be Registered	Registered	Price Per Share (1)	Offering Price (1)	Registration Fee (2)
Common stock, par value $.01 per share	10,000,000	$4.60	$46,000,000	$1,807.80

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Estimate based on the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on November 20, 2008 pursuant to Rule 457(c) under the Securities Act of 1933.

(2)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act of 1933, this Registration Statement includes 8,215,919 unsold shares of common stock that have been previously registered and 1,784,081 new shares of common stock. Accordingly, the registration fee due in connection with this Registration Statement relates only to the 1,784,081 new shares of common stock registered pursuant to this Registration Statement.

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the securities registered pursuant to this Registration Statement consist of 8,215,919 unsold shares of common stock previously registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-121366) (or the Prior Registration Statement) and 1,784,081 new shares of common stock. In connection with the registration of the unsold shares of common stock on the Prior Registration Statement, the Registrant paid a registration fee of $8,750.63 which will be applied to the pro rata portion of the registration fee for such unsold shares of common stock. In connection with the registration of the 1,784,081 new shares, the Registrant includes herewith $322.53, the pro rata portion of the registration fee for such new shares. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS
MFA MORTGAGE INVESTMENTS, INC.
Discount Waiver, Direct Stock Purchase And Dividend Reinvestment Plan
     Our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan) provides new investors and existing holders of our common stock with a convenient and economical method to purchase shares of our common stock. By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $50 (or $1,000 for new investors) and $10,000 per month and, with our prior approval, in excess of $10,000 per month. Shares of our common stock purchased under the Plan may be acquired at discounts of up to 5% from the prevailing market price as determined and set by us from time to time.
Plan highlights include:
•	Any registered holder of our common stock may elect to participate in the Plan.

•	Interested new investors who are not currently holders of our common stock may make their initial purchase through the Plan.

•	Up to a 5% discount, as determined and set by us from time to time, on shares of our common stock purchased under the Plan.

•	Full or partial dividend reinvestment options.

•	Optional cash purchases of between $50 (or $1,000 for new investors) and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.

•	Available certificate safekeeping in book-entry form at no charge to you.

•	Detailed recordkeeping and reporting will be provided at no charge to you.

•	Optional automatic investment withdrawals from your bank account.
     This prospectus relates to the offer and sale of up to 10,000,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.
     Our common stock is listed on the New York Stock Exchange (or NYSE) under the symbol “MFA.”
     Investing in our common stock involves certain risks. Before buying any shares, you should read the material risks of investing in our common stock referenced under the caption “Risk Factors” on page 18 of this prospectus.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
November 26, 2008

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FORWARD-LOOKING STATEMENTS
     This prospectus contains or incorporates by reference certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “expect,” “believe,” “plan,” “intend” “should,” “may” and similar expressions, are intended to identify forward-looking statements and, as such, may involve known and unknown risks, uncertainties and assumptions.
     These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to:
•	changes in interest rates and the market value of our mortgage-backed securities (or MBS);

•	changes in the prepayment rates on the mortgage loans securing our MBS;

•	our ability to borrow to finance our assets;

•	changes in government regulations affecting our business;

•	our ability to maintain our qualification as a real estate investment trust (or a REIT) U.S. for federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940; and

•	risks associated with investing in real estate assets, including changes in business conditions and the general economy.
     These and other risks, uncertainties and factors, including those identified in our annual reports on Form 10-K for the fiscal year ended December 31, 2007, our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008 and our annual, quarterly and current reports subsequently filed with the Securities and Exchange Commission (or SEC), could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time and it is not possible to predict those factors or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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     The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. We encourage you to read this prospectus, as well as the information which is incorporated by reference herein, in their entireties. You should carefully consider the material risks of investing in our common stock referenced under the caption “Risk Factors” of this prospectus before making a decision to participate in our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan). All references to “we,” “us” or “our company” in this prospectus mean MFA Mortgage Investments, Inc.
MFA MORTGAGE INVESTMENTS, INC.
     We are a self-advised REIT primarily engaged in the business of investing, on a leveraged basis, in hybrid and adjustable-rate MBS which are primarily secured by pools of hybrid and adjustable-rate mortgage loans on single family residences. Our assets consist primarily of MBS issued or guaranteed by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or an agency of the U.S. government, such as Ginnie Mae (or, collectively, Agency MBS), non-Agency MBS rated AAA by at least one nationally recognized rating agency, MBS-related receivables and cash.
     We were incorporated on July 24, 1997 under Maryland law. Our principal executive offices are located at 350 Park Avenue, 21st Floor, New York, New York 10022. Our telephone number is (212) 207-6400. Our common stock and Series A Preferred Stock are listed on the NYSE under the symbols “MFA” and “MFA PrA,” respectively. We maintain a website at www.mfa-reit.com. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.

USE OF PROCEEDS
     We will receive proceeds from the sale of shares of our common stock that the Plan Administrator (as defined herein) purchases directly from us on behalf of the Plan. We intend to use the net proceeds from the sales to acquire additional high-quality MBS, on a leveraged basis, and other assets consistent with our investment policy and for working capital, which may include, among other things, the repayment of our repurchase agreements. We have no basis for estimating either the number of shares of common stock that will be sold directly by us to the Plan or the prices at which such shares will be sold. We will not receive any proceeds from the sale of our common stock that the Plan Administrator purchases on behalf of the Plan in the open market or in privately negotiated transactions.

DESCRIPTION OF THE PLAN
     Our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan is described in the following questions and answers:
1. Why is the Plan being offered?
     The purpose of the Plan is to provide a convenient and economical method for our current stockholders to automatically reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan also provides our current stockholders and new investors with an economical way to acquire shares of our common stock by directly investing additional cash amounts. In these ways, the Plan is intended to benefit our long-term investors by allowing them to increase their investment in our common stock. The Plan also provides us with a cost-efficient way to raise additional capital through the direct sale of our common stock to participants in the Plan.
2. How does the Plan work?
     The dividend reinvestment component of the Plan permits our stockholders to designate that all or a portion of their cash dividends on our common stock be reinvested in additional shares of our common stock. The optional cash purchase component of the Plan permits current stockholders and new investors to purchase shares of our common stock in amounts, subject to certain exceptions (see Question 16), ranging from $50 to $10,000 on a monthly basis or, with our prior approval, in excess of $10,000 (see Question 17). Funds invested pursuant to the Plan are fully invested through the purchase of both whole and fractional shares of our common stock and, under the dividend reinvestment component, proportionate cash dividends on fractional shares of our common stock held in a participant’s Plan Account (as defined herein) are used to purchase additional shares under the Plan.
3. What are the advantages of participating in the Plan?
     The Plan provides participants with the opportunity to acquire additional shares of our common stock directly from us without having to pay, subject to certain exceptions, the trading fees or service charges associated with an independent purchase (see Question 27). If we issue new shares of our common stock to participants in the Plan, we may sell them at a discount of up to 5% from the current market price of our common stock. If the Plan Administrator acquires our shares in the open market for participants in the Plan, we may discount such shares by paying up to 5% of the purchase price for such shares. For shares acquired in the open market, the purchase price includes all trading fees and service charges. You should note, however, that we are not required to offer shares at a discount or to pay discounts, fees and service charges. We may change the discount percentage offered, or discontinue to offer this feature of the Plan, at any time or from time to time (see Question 12).
     The Plan also offers a “share safekeeping” service that allows you to deposit your share certificates with the Plan Administrator and have your share ownership maintained on the Plan Administrator’s records as part of your Plan Account. There is no charge for this service.
4. What are the disadvantages of participating in the Plan?
     Investing in our common stock through the Plan is no different from, and is subject to, the same risks as investing in our common stock directly. This includes the risk that the market price for our common stock may decline. See “Risk Factors.”

     NEITHER WE NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF OUR COMMON STOCK PURCHASED UNDER THE PLAN WILL BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE AT ANY PARTICULAR TIME.
     Amounts contributed to the Plan will not necessarily be invested by the Plan Administrator immediately upon receipt. Likewise, there may be delays in the delivery of moneys to be returned to you under the Plan. The Plan will not pay interest to you on funds held pending investment or pending return to you.
     Purchases and sales of our common stock under the Plan will be effected by the Plan Administrator only as soon as practicable after it receives investment instructions. Therefore, if you participate in the Plan, you will not be able to control the specific timing of purchases and sales made for you under the Plan. The market price of our common stock may fluctuate between the time an investment instruction is received by the Plan Administrator and the time shares are purchased or sold for you under the Plan.
     You will not be able to pledge any shares of our common stock held in your Plan Account until a certificate for those shares is issued to you.
     If you reinvest your cash dividends, you will be treated as having received dividend income for U.S. federal income tax purposes, but will not receive a dividend check. There may be other tax-related disadvantages applicable to your participation in the Plan (see Question 33). See “Material U.S. Federal Income Tax Considerations.”
     There are certain fees that will be charged to you by the Plan Administrator (see Question 27).
5. Who is eligible to participate?
     Anyone is potentially eligible to participate in the Plan. You may participate in the Plan if: (i) you are a “registered holder” of our common stock; that is, your shares are registered in your name on our stock transfer books; (ii) you are a “beneficial owner” of our common stock; that is, your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee); or (iii) you are not presently a stockholder, but wish to acquire shares of our common stock. Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having your shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf (see Question 6).
     You will not be allowed to participate if you live in a jurisdiction that makes it unlawful for us to permit your participation in the Plan. Persons who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters. We reserve the right to terminate anyone’s participation in the Plan if we deem it advisable under any applicable laws or regulations. We also reserve the right, in our sole discretion, to exclude anyone from the Plan who fails to comply with the requirements of the Plan, including, but not limited to, those seeking to use the Plan to engage in short-term trading activities that may cause aberrations in the trading volume of our common stock or who use multiple Plan Accounts to circumvent the Plan’s standard $10,000 per month investment maximum.

6. How do I enroll in the Plan?
     If you hold shares of our common stock in your own name or if you are a new investor, you may enroll in the Plan and/or make optional cash purchases by completing your plan enrollment online via Investor ServiceDirect® at www.bnymellon.com/shareowner/isd . Alternatively, you may enroll in the Plan by obtaining a plan enrollment form by calling, toll free, (866) 249-2610 and mailing your completed form to the Plan Administrator in care of BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, Pennsylvania 15252-8035 . If your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee), then you must either (i) have your shares reregistered in your own name and then complete your plan enrollment as discussed above or (ii) make arrangements with your nominee holder to participate on your behalf. You will need to confirm that your nominee holder is able to accommodate your participation in the Plan.
     An eligible person may elect to become a participant in the Plan at any time, subject to our right to modify, suspend, terminate or refuse participation in the Plan. Your completed plan enrollment appoints the Plan Administrator as your agent for purposes of the Plan and permits it to reinvest dividends in the number of shares you designate and to make optional cash purchases on your behalf as you direct. You may also specify whether you wish to have your shares held by the Plan Administrator for safekeeping (see Question 21).
     If you are enrolling for dividend reinvestment, the Plan Administrator must receive your completed plan enrollment at least two business days prior to the record date established for a particular dividend in order for you to be eligible for reinvestment of that dividend payment under the Plan (see Question 15). Otherwise, reinvestment of your dividends will begin with the next dividend payment.
     If you are enrolling in the Plan by making an optional cash purchase (see Question 9), the Plan Administrator must receive your completed plan enrollment and investment funds at least two business days before the date such funds are scheduled to be invested for a particular month (see Question 15). If your completed plan enrollment and investment funds are received after that date, your funds will be held in your Plan Account until the next Cash Purchase Investment Date (as defined herein); provided, however, that if your funds are not fully invested within 30 days of the next Cash Purchase Investment Date, your uninvested funds will be returned to you without interest. If you are not a current stockholder, you must submit your initial investment with your completed plan enrollment.
7. Who is the Plan Administrator?
     The Plan is being administered by The Bank of New York Mellon, (or the Plan Administrator). Certain administrative support services to the Plan Administrator will be performed by BNY Mellon Shareowner Services, a registered transfer agent, or BNY Mellon Securities, LLC, an affiliate of The Bank of New York Mellon and a registered broker dealer. Information on how to contact the Plan Administrator is described in Question 35. The Plan Administrator, along with its affiliates, keeps records, sends statements of account to each participant in the Plan and performs other duties related to the Plan, including the safekeeping of the shares purchased for each participant. The Plan Administrator, along with its affiliates, also acts as the dividend disbursing agent, transfer agent and registrar for our common stock.
8. How will I keep track of my investments?
     The Plan Administrator will send you a transaction notice confirming the details of each Plan transaction you make, including the number of shares purchased and the price paid. If you continue to participate in the Plan, but have no transactions, the Plan Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan Account.

You will also receive annual income tax information on Form 1099. These statements are your record of the cost of your purchases and should be retained for income tax and other purposes.
     All notices from the Plan Administrator to you will be mailed to your last address of record. However, if your shares are registered in a name other than your own name, communications regarding the Plan will be made through your nominee holder.
9. What investment options are available under the Plan?
     You can purchase shares of our common stock under the Plan through the following investment options:
     Dividend Reinvestment. You can instruct the Plan Administrator to apply the cash dividends paid on all or any portion of the shares of our common stock designated by you for reinvestment. In order to participate in the Plan, you do not have to submit the shares of our common stock currently held by you or on your behalf to your Plan Account in order to elect to reinvest the dividends on all or a portion of such shares, although share safekeeping is one of the benefits available under the Plan (see Question 21). Shares of our common stock purchased for your Plan Account will be automatically enrolled in the Plan in book-entry form, with the Plan Administrator listed as your nominee, and all dividends paid on these shares will also be reinvested, even if you withdraw the shares from your Plan Account, unless you instruct the Plan Administrator otherwise. Cash dividends paid on shares of our common stock owned by you that are not held in your Plan Account, and for which you do not elect to reinvest dividends, will continue to be paid directly to you.
     Optional Cash Purchases. You can make voluntary cash contributions to your Plan Account at any time, even if you are not currently reinvesting dividends paid to you on our common stock. Payment for these optional cash purchases can be made by check, money order or electronic funds transfer from a pre-designated bank account. The Plan Administrator will use these funds to purchase shares of our common stock on a monthly basis. If you are already a stockholder, the minimum cash purchase is $50 per month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. You may not make optional cash purchases of more than $10,000 per month without our prior written approval (see Question 17). Dividends paid on shares of our common stock that are purchased for your Plan Account with voluntary cash contributions will automatically be reinvested in our common stock, unless you instruct the Plan Administrator otherwise.
10. Can I change my dividend reinvestment options?
     Yes. You may change your dividend reinvestment options at any time by completing a new plan enrollment and submitting it to the Plan Administrator at least two business days prior to the record date for the next dividend payment.
11. What is the source of shares purchased by the Plan?
     We may either issue new shares of our common stock directly to the Plan or instruct the Plan Administrator to acquire currently outstanding shares in the open market. Open market purchases may be made, at the Plan Administrator’s option, on the NYSE or any other securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions with third persons.

12. At what price will shares be acquired?
     Shares Acquired Directly from Us. The purchase price to be paid by any participant for shares acquired directly from us pursuant to the Plan will be equal to 100% of the volume-weighted average price (less any applicable discount), rounded to four decimal places, if necessary, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, on the applicable Dividend Payment Date (as defined herein) or the applicable Cash Purchase Investment Date (as defined herein). All shares of our common stock acquired directly from us pursuant to the Plan may be acquired at a discount rate, as determined and set by us from time to time, ranging from 0% to 5% from the volume-weighted average price.
     Shares Acquired on the Open Market. The purchase price deemed to be paid by any participant for shares acquired in the open market on any given day will be the weighted average of the actual prices paid for all shares acquired on that date, rounded to four decimal places, if necessary, including all trading fees and service charges. All shares of our common stock purchased by the Plan Administrator in the open market may be acquired at a discount rate, as determined and set by us from time to time, ranging from 0% to 5% from the prevailing market price, which will be paid by us. Open market purchases may be made on such terms as to price, delivery and otherwise as the Plan Administrator determines.
     We are not required to sell shares issued by us at a discount to the Plan or to pay a discount with respect to shares purchased by the Plan Administrator in the open market, and the discount rate we offer is subject to change or discontinuance at our discretion and without prior notice to participants in the Plan. The discount rate, if any, will be determined by us from time to time based on a review of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors that we deem to be relevant.
     There are special rules for cash purchases in excess of $10,000 per month (see Question 17).
13. When are the shares purchased for the Plan?
     We typically pay dividends on a quarterly basis. If these dividends are used to acquire new shares directly from us, the Plan Administrator will reinvest dividends on the applicable date on which we pay dividends (or a Dividend Payment Date). If these dividends are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the applicable Dividend Payment Date. If the dividends are not able to be fully invested within this 30-day period, the uninvested dividends will be distributed in full, without interest, by the Plan Administrator to the stockholders participating in the Plan. Payment of dividends is always announced in advance. You may learn the date of any announced dividend payment by calling the Plan Administrator at (201) 680-5300.
     Funds for optional cash purchases may be deposited into your Plan Account at any time and will be used to acquire shares on the last business day of each month (or a Cash Purchase Investment Date). If these funds deposited during a particular calendar month are used to acquire new shares directly from us, they will be invested on the Cash Purchase Investment Date. If these funds are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the Cash Purchase Investment Date. If any funds deposited for optional cash purchases are not able to be fully invested within this 30-day period, the uninvested funds will be returned in full, without interest, by the Plan Administrator to the applicable stockholders and/or new investors.
     There are special rules for cash purchases in excess of $10,000 per month (see Question 17).

14. Will I earn interest on funds in my Plan Account prior to investment or return to me?
     No. Interest will not be paid on funds deposited by you in your Plan Account pending investment or return to you.
15. What are the procedures for cash purchases?
     If you are not already a stockholder, you are required under the Plan to make an initial investment of at least $1,000, but not more than $10,000, except in the case of Large Cash Purchases (as defined herein) (see Question 17). Your initial investment can be made through Investor ServiceDirect® at www.bnymellon.com/shareowner/isd by authorizing either a one-time deduction or a monthly automatic deduction from your designated bank account. You may also make your initial investment by completing a plan enrollment form and submitting it with your check made payable to BNY Mellon /MFA.
     If you are already a stockholder and have enrolled in the Plan and want to make optional cash purchases, you can authorize specific deductions from your designated bank account online through Investor ServiceDirect® or send a check to the Plan Administrator for each purchase. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it in the envelope provided. If you wish to make regular monthly optional cash purchases, you may authorize monthly automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you. Ongoing optional cash purchases are subject to a minimum investment of $50 per month and a maximum of $10,000 per month, except in the case of Large Cash Purchases.
     In order for your funds to be invested on a particular Cash Purchase Investment Date, they must be received by the Plan Administrator no later than two business days before the Cash Purchase Investment Date. No interest will be paid on funds held by the Plan Administrator pending investment.
     You may cancel an optional cash purchase by advising the Plan Administrator at least two business days before the applicable Cash Purchase Investment Date. The Plan Administrator will return the funds from a cancelled purchase to you without interest as soon as practical. No refund of a check will be made until the funds have been actually received by the Plan Administrator.
16. What limitations apply to optional cash purchases?
     Minimum Investments. If you are already a stockholder, the minimum cash purchase is $50 for any given month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. Cash purchases for less than these minimums will be returned to you without interest, unless we choose to waive these minimum amounts.
     Large Cash Purchases. Cash purchases in excess of $10,000 per month (or Large Cash Purchases) will not be allowed by the Plan Administrator without our prior written approval. Unless you have complied with the procedures described in Question 17, any amount you submit for investment over this limit will be returned to you without interest. For purposes of this limitation, we reserve the right to aggregate all cash purchases from any participant with more than one Plan Account using the same name, address or social security or taxpayer identification number. If you do not supply a social security or taxpayer identification number to the Plan Administrator, your participation may be limited to only one Plan Account. Also for the purpose of this limitation, all Plan Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. We may grant or withhold our permission to make Large Cash Purchases in our sole discretion. We may grant such request in whole or in part. We may also grant requests for some Large Cash Purchases and deny requests for others even though they are made in the same month.
17. May I invest more than the Plan maximum of $10,000 per account per month?
     Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.
     Large Cash Purchases will be priced as follows:
•	Large Cash Purchases for which a waiver has been granted will be made subject to a pricing period, which will generally consist of one to fifteen separate days during which trading of our common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for that investment date. Funds for such investments must be received by the Plan Administrator not later than the business day before the first day of the pricing period.

•	We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•	If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the NYSE for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•	We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•	We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or subset thereof) will become investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were ten trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•	Newly issued shares purchased pursuant to Large Cash Purchases will be posted to participants’ accounts within three business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment date’s purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the Plan Administrator at (201) 680-5300 or waivers@bnymellon.com.
     We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to the pricing periods for Large Cash Purchases made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the commencement of any pricing period and/or prior to the granting of any request for waiver with respect to a particular pricing period.
18. Does the Plan Administrator credit my shares to a separate account?
     Yes. The Plan Administrator will establish a separate Plan Account for you and credit it with those shares that have been purchased for you under the Plan. In addition, the Plan Administrator will credit your Plan Account with those shares that you have delivered to the Plan Administrator for safekeeping (see Question 21). All shares in your Plan Account will be registered in book-entry form in the name of the Plan Administrator or its nominee, but your beneficial ownership will be maintained in your Plan Account. The total number of shares credited to your Plan Account will be shown on each account statement.

     In the event that you wish to have any whole shares of our common stock that have been credited to your Plan Account issued in certificated form to you, you may do so by contacting the Plan Administrator and making such request (see Question 20).
     Although the Plan Administrator will maintain a separate Plan Account for you, it is authorized to commingle funds in your Plan Account with those of other Plan participants for purposes of making purchases of our common stock.
19. Are funds held in my Plan Account insured?
     No. Funds held in your Plan Account pending investment or return are not treated as a bank deposit or account and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
20. Will I receive certificates for the shares purchased for me under the Plan?
     No. You will not receive certificates for shares purchased for you under the Plan. For your convenience, the Plan Administrator will maintain the shares purchased for your Plan Account in non certificated, “book entry” form. You may, however, request that a stock certificate be issued to you for any or all whole shares of our common stock credited to your Plan Account. No certificates for fractional shares will be issued. Certificates will be issued free of charge. Cash dividends with respect to participating shares represented by certificates issued to you will continue to be automatically reinvested, unless you instruct the Plan Administrator otherwise. Any remaining shares will continue to be credited to your Plan Account. You may request certificates by contacting the Plan Administrator at (866) 249-2610. You may also submit your request online via Investor ServiceDirect® at www.bnymellon.com/shareowner/isd.
21. What is share safekeeping?
     If you hold the certificates for shares of our common stock (whether or not you elect to have dividends on these shares reinvested), you may deposit the certificates with the Plan Administrator for safekeeping in your Plan Account. Share safekeeping protects your shares against loss, theft or accidental destruction and is a convenient way for you to keep track of your shares. There is no fee or other charge for this service. Shares held for safekeeping will be credited to your Plan Account and the certificates for such shares will be cancelled. If at a later time you want to withdraw those shares from share safekeeping in your Plan Account, a new certificate for such shares shall be issued to you (see Question 20). Only shares held in safekeeping may be sold through the Plan. The Plan Administrator may maintain shares held for safekeeping in its name or in the name of its nominee. Contact the Plan Administrator at (866) 249-2610 for information on how to submit your share certificates for safekeeping.
22. May the shares in my Plan Account be sold or transferred?
     Yes. You may instruct the Plan Administrator to sell any or all of the whole shares held in your Plan Account at any time. However, you will not be able to direct the date on which, or the price at which, shares held in your Plan Account may be sold. In the case of a request to sell submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative’s authority to request a sale of the participant’s shares. The Plan Administrator will process sales orders when practicable, which will be at least once each week. Shares will be sold from your Plan Account at the prevailing market price and the proceeds of sale, less applicable trading fees, transfer taxes and the Plan Administrator’s administrative fee, will be remitted to you or your representative.

     In addition, you may transfer the ownership of all or part of the shares in your Plan Account to the Plan Account of another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your Plan Account must be made in whole share amounts. No fractional shares may be transferred, unless your entire Plan Account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of stock certificates, including the requirement of a medallion stamp guarantee. Shares that are transferred will be credited in book-entry form to the transferee’s Plan Account. If the transferee does not have a Plan Account, one will be opened for the transferee using the same investment options as your Plan Account, unless you specify differently. The transferee may change the investment options after the transfer has been made. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee’s Plan Account.
23. May shares in my Plan Account be pledged?
     No. You must first request that certificates for shares credited to your Plan Account be issued to you before you can pledge such shares.
24. Can I vote shares in my Plan Account?
     Yes. You will have the right to vote all whole shares held in your Plan Account. Fractional shares may not be voted. Proxies for whole shares held in your Plan Account will be forwarded to you by the Plan Administrator. The Plan Administrator may vote your shares in certain cases if you fail to return a proxy to the Plan Administrator.
25. May I transfer my right to participate in the Plan?
     No. Your right to participate in the Plan is not transferable to any other person apart from a transfer of your shares.
26.	What happens if the Company issues a stock dividend, declares a stock split or has a rights offering?
     Any stock dividends or stock splits distributed by us on shares of our common stock held in your Plan Account will be credited to your Plan Account. In the event we make available to our stockholders rights to purchase additional shares of our common stock or other securities, you will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit you to determine what action you desire to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering.

27. Is there a cost to participate in the Plan?
     The following fees will be paid to the Plan Administrator by Plan participants:

Reinvestment of quarterly dividend
Stockholders owning one share or more may	5% of the dividend	Per participant per
elect to reinvest all or part of their cash	amount, up to $3.00	quarter
dividends and, have access to their account	per quarter
electronically over the internet and will
receive quarterly statements

Purchase of shares with additional investment
By check	$5.00	Per transaction
By electronic debit	$2.00	Per transaction
Purchase of shares with Initial investment	$15.00	Per transaction

Trading fee (open market purchase of shares)	$0.03	Per share
Sale of Shares	$15.00	Per transaction
Trading fee	$0.06	Per share
Returned check or debit	$35.00	Per transaction

     In addition, the Plan Administrator will charge a fee of $35.00 for insufficient funds or rejected automatic debits.
     We will pay the Plan Administrator’s fees in connection with dividend reinvestments. There are no fees for the share safekeeping service.
     In general, trading fees and service charges incurred in connection with Plan purchases of shares of our common stock in the open market will be added to and considered part of the purchase price of such shares. Service fees will be charged to participants making initial and optional cash purchases through electronic fund transfers. Further, the financial institution designated by a participant on its plan enrollment may charge a fee for participating in the electronic fund transfer. When shares of our common stock are sold by the Plan Administrator for a participant, the participant will be responsible for any trading fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares of common stock.
28. How and when may I terminate my participation in the Plan?
     You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. To be effective for a given dividend payment, the Plan Administrator must receive notice two business days before the record date of that particular dividend. You may provide notice online via Investor ServiceDirect® at www.bnymellon.com/shareowner/isd, by calling the Plan Administrator at (866) 249-2610 or by mailing your request to the Plan Administrator in care of BNYMellon Shareowner Services P.O. Box 358035, Pittsburgh, Pennsylvania 15252-8035. The Plan Administrator will continue to hold your Plan shares after any discontinuation, unless you request a certificate for any whole shares and a cash payment for any fractional share. You may also request the sale of all or part of such shares or have the Plan Administrator transfer your shares to your brokerage account or another Plan Account. In the case of a request submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative’s authority to make such a request on behalf of the participant. Shares and cash will be retained in the participant’s Plan Account until the participant’s legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative’s right to receive a distribution of these assets.
29. May the Plan be changed or discontinued?
     Yes. We reserve the right to suspend or terminate the Plan in whole or in part at any time or from time to time. Notice will be sent to participants of any suspension or termination as soon as practicable after such action by us. Upon termination of the Plan, the Plan Administrator will issue a stock certificate for the total number of whole shares credited to your Plan Account and a cash payment for any portion of a fractional share credited to your Plan Account. However, if we terminate the Plan for the purpose of establishing a new plan, you will be automatically enrolled in the new plan and shares credited to your

Plan Account will be credited automatically to the new plan, unless, prior to the effective date thereof, the Plan Administrator receives notice of termination of your Plan Account.
     The Plan may also be altered, amended or supplemented by us in whole or in part at any time, including the period between the dividend record date and the related Dividend Payment Date. Any such amendment may include an appointment by the Plan Administrator of a successor Plan Administrator. Plan participants will be notified of any amendments as soon as practicable. In addition, the Plan Administrator reserves the right to change its administrative procedures for the Plan.
30. Who interprets and regulates the Plan?
     We reserve the right, without notice to Plan participants, to interpret and regulate the Plan as we deem necessary or desirable in connection with our operations. Any such interpretation and regulation shall be conclusive.
31. What law governs the Plan?
     The terms and conditions of the Plan and its operation are governed by the laws of the State of New York.
32. What are the responsibilities of the Company and the Plan Administrator under the Plan?
     The Plan Administrator has had no responsibility with respect to the preparation or contents of this prospectus. Neither we nor the Plan Administrator, in administering the Plan, shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate any participant’s Plan Account upon such participant’s death or adjudication of incompetence, prior to receipt of notice in writing of such death or adjudication of incompetence, (ii) with respect to the prices at which shares of our common stock are purchased or sold for the participant’s Plan Account and the times such purchases or sales are made or (iii) with respect to any loss or fluctuation in the market value after the purchase of shares.
     YOU SHOULD RECOGNIZE THAT NEITHER WE NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS IN VALUE OF THE SHARES OF OUR COMMON STOCK THAT YOU PURCHASE UNDER THE PLAN.
33. What are the U.S. federal income tax consequences of participating in the Plan?
     Dividend Reinvestment. The reinvestment of dividends does not relieve you of any U.S. federal income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares of our common stock (including any fractional share), you will be treated as having received a distribution in the amount of the fair market value of our common stock on the Dividend Payment Date (or the Fair Market Value), multiplied by the number of shares (including any fractional share) purchased plus any trading fees or service charges that we pay on your behalf.
     So long as we continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (or the Internal Revenue Code), the distribution will be taxable under the provisions of the Internal Revenue Code applicable to REITs and their stockholders, pursuant to which (i) distributions (other than those designated as capital gain dividends) will be taxable to stockholders as ordinary income to the extent of our current or accumulated earnings and profits, (ii) distributions which are designated as capital gain dividends by us will be taxed as long-term capital gains to stockholders to the extent they do not exceed our net capital gain for the taxable year, (iii) distributions which are not designated as capital gains dividends and which are in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders and reduce the adjusted tax basis of a stockholder’s shares (but not below zero) and (iv) such distributions in excess of a stockholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares.
     You should be aware that, because shares of our common stock purchased with reinvested dividends may be purchased at a discount and because we may pay a portion of the purchase price, trading fees or service charges on your behalf, the taxable income received by you as a participant in the Plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.
     The Plan Administrator will report to you for tax purposes the dividends to be credited to your account as well as any discounts or trading fees or service charges incurred by us. Such information will also be furnished to the Internal Revenue Service (or the IRS) to the extent required by law.
     Cash Purchases. The tax consequences relating to a discount associated with a cash purchase of shares under the Plan are not entirely clear under current law. We intend to treat the excess value of the shares acquired by a stockholder by cash purchase under the Plan as a distribution from us regardless of whether or not the stockholders are enrolled in the dividend reinvestment feature. You should consult your tax advisors in this regard.
     You will have a tax basis in shares acquired through the cash purchase component under the Plan equal to the amount of the cash payment plus the excess, if any, of the fair market value of the shares on the purchase date over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend.
     The holding period for shares (including a fractional share) acquired under the Plan generally will begin on the day after the shares are acquired. In the case of participants whose dividends are subject to U.S. backup withholding (see Question 34), the Plan Administrator will reinvest dividends less the amount of tax required to be withheld.
     Receipt of Share Certificates and Cash. You will not realize any income when you receive certificates for shares of our common stock credited to your Plan Account. Any cash received for a fractional share held in your Plan Account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.
34. What are the effects of the U.S. federal income tax withholding provisions?
     We or the Plan Administrator may be required to withhold on all dividend payments to a stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that the stockholder has failed to properly report interest or dividends or (iii) the stockholder has failed to certify, under penalty of perjury, that he or she is not subject to backup withholding. In the case of a stockholder who is subject to backup withholding tax on dividends under the Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares.
     The summary set forth in Questions 33 and 34 is intended only as a general discussion of the current U.S. federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular participants in light of their personal investment circumstances or certain types of participants (including foreign persons, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) subject to special treatment under the U.S. federal income tax laws. For a discussion of the U.S. federal income tax consequences of holding stock in a REIT generally, see “Material U.S. Federal Income Tax Considerations.”
35. How do I get more information?
     Questions regarding the Plan should be directed to BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, Pennsylvania 15252-8035, or by calling (866) 249-2610, between 9:00 a.m. and 7:00 p.m., Eastern Time, Monday through Friday. For questions regarding Large Cash Purchases, please call the Plan Administrator at (866) 249-2610. You may also go to the website address set up for the Plan at www.bnymellon.com/shareowner/isd. If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information regarding your participation in the Plan. They can contact the Plan Administrator directly for instructions on how to participate on your behalf. You can also get more information from our website at www.mfa reit.com.

RISK FACTORS
     Investment in our common stock involves risk. Before choosing to participate in the Plan and acquiring any shares of our common stock offered pursuant to this prospectus, you should carefully consider the risks of an investment in the Company set forth under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report on Form 10-K and under the captions “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Quarterly Report on Form 10-Q, which reports are incorporated herein by reference. In the future, you should also carefully consider the disclosures relating to the risks of an investment in the Company contained in the reports or documents we subsequently file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, which reports and documents will deemed to be incorporated by reference into this prospectus upon their filing. See “Incorporation of Certain Documents by Reference” and “Forward Looking Statements.”

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS
     The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. This summary is not complete and is qualified by the provisions of our charter and bylaws, and the Maryland General Corporation Law (or the MGCL). See “ Incorporation Of Certain Documents By Reference.”
Classification of Our Board
     Our bylaws provide that the number of directors may be established by our board but may not be fewer than the minimum number required by the MGCL nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board. Any director elected to fill a vacancy by the Board serves until the next annual meeting and until his or her successor is elected and qualifies.
     Pursuant to our charter, our board is divided into three classes of directors. Directors of each class serve for three-year terms and each year one class of directors will be elected by the stockholders. The number of directors in each class and the expiration of the current term of each class term is as follows:

Class I	2 Directors	Expires 2011
Class II	2 Directors	Expires 2009
Class III	3 Directors	Expires 2010
     We believe that the classification of our board helps to assure the continuity and stability of our business strategies and policies as determined by our board. Common stockholders have no right to cumulative voting in the election of directors.
     The classified board provision of our charter could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of our company, even though the tender offer or change in control might be in the best interest of the stockholders.
Removal of Directors
     Our charter provides that a director may be removed only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.
Business Combinations
     Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.
     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
     These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
     Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
     The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Amendment to Our Charter
     Our charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that certain amendments related to our board, business combinations, indemnification, exculpation, advance notice of stockholder proposals and the charter amendment section require the affirmative vote of not less than 80% of all the votes entitled to be cast on such matters.
Dissolution of Our Company
     The dissolution of our company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
     Our charter and bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board or (iii) by a stockholder who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by our board or (iii) provided that our board of directors has determined that directors will be elected at the meeting, by a stockholder who has complied with the advance notice provisions of the bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
     The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board and removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise be in their best interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (or the Treasury regulations), current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:
•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies (or RICs);
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;
•	persons holding their interest through a partnership or similar pass-through entity;
•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below:
•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).
     This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.
     THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.
Taxation of Our Company — General
     We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1998. We believe that we have been organized and operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and operate in such a manner.
     In the opinion of Clifford Chance US LLP, our counsel, commencing with our taxable year ended December 31, 1998, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to so qualify. Clifford Chance US LLP’s opinion relies, with respect to all taxable periods beginning prior to January 1, 2002, solely on an opinion issued by Kutak Rock LLP, which previously served as our counsel. It must be emphasized that Clifford Chance US LLP’s opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters (including our representations concerning our income and properties and the past, present, and future conduct of our business operations as set forth in this prospectus and factual certificates provided by our management). The opinion is expressed as of the date of this prospectus and Clifford Chance US LLP has no obligation to advise of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various requirements imposed under the Internal Revenue Code as discussed below, the results of which will not be reviewed by Clifford Chance US LLP. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year have satisfied or will satisfy such requirements. See “— Failure to Qualify.” An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge our qualification as a REIT.
Taxation of REITs in General
     As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While we believe that we have operated and intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

     Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.
     For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.
     Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.”
     Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:
•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.
•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.
•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.
•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (i) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (ii) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).
•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (i) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect our profitability.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
•	If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts on which income tax is paid at the corporate level.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification as a REIT.”
•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiaries (or TRSs) we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.
•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits (or REMICs) to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. To the extent that we own a REMIC residual interest through a TRS, we will not be subject to this tax. For a discussion of excess inclusion income, see “— Excess Inclusion Income.”
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.
•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.
     In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT
     The Internal Revenue Code defines a REIT as a corporation, trust or association:
          i. That is managed by one or more trustees or directors;
          ii. the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
          iii. that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;
          iv. that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
          v. the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;
          vi. in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);
          vii. which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and
          viii. that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.
     The Internal Revenue Code provides that conditions (i) through (iv) must be met during the entire year. Conditions (v) and (vi) do not apply to the first taxable year for which an election is made to be taxed as a REIT.
     We believe that we currently satisfy conditions (i) through (viii) above. In addition, our charter provides for restrictions regarding ownership and transfer of our common stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in (v) and (vi) above. To maintain compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (vi) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities
Ownership of Partnership Interests
     In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.
Disregarded Subsidiaries
     If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
     In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
Taxable REIT Subsidiaries
     A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. A TRS’s ability to derive income from lodging and health care related properties is subject to certain limitations under the Internal Revenue Code.

     A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to us by one or more TRSs we may own then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”
     Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.
     We had made a TRS election with respect to our ownership interest in Retirement Centers Corporation (or RCC), which election was effective, for U.S. federal income tax purposes, as of March 30, 2002. During the time RCC was our TRS, we and RCC engaged in certain transactions pursuant to which RCC made interest and other payments to us. We believe that such transactions were entered into at arm’s length. However, no assurance can be given that any such payments would not result in the limitation on interest deductions or 100% excise tax provisions being applicable to us and RCC. We, together with RCC, revoked RCC’s election to be a TRS on January 2, 2003. As a result, effective January 2, 2003, RCC became a qualified REIT subsidiary.
Gross Income Tests
     In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
     For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

     Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
     To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.
     To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.
     Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC.
     We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.
     Dividend Income. We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.
     Foreign Investments. To the extent that we hold or acquire foreign investments, such as CMBS denominated in foreign currencies, such investments may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. However, in general, if foreign currency gain is recognized with respect to income which otherwise qualifies for purposes of the 95% or 75% gross income tests, then such foreign currency gain will not constitute gross income for either the 95% or 75% gross income tests, respectively. No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.
     Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including swaps, caps, options, futures contracts, forward rate agreements or similar financial instruments. For our taxable years ended prior to January 1, 2005, to the extent that we entered into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain from such hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years commencing with our taxable year ended December 31, 2005, except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). Any income from a hedging transaction entered into after July 30, 2008 in the normal course of our trade or business (i) primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.
     Rents from Real Property. To the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.
     In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered”

in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.
     Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.
Failure to Satisfy the Gross Income Tests
     We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.
Asset Tests
     We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of MBS and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% (20% for our taxable years beginning prior to January 1, 2009) of the value of our gross assets.
     The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security)

will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.
     For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, if any, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).
     We currently own 100% of RCC. RCC elected to be taxed as a REIT for its taxable year ended December 31, 2001 and jointly elected, together with us, to be treated as a TRS effective as of March 30, 2002. On January 2, 2003, we, together with RCC, revoked RCC’s election to be treated as a TRS. As a result, effective January 2, 2003, RCC became a qualified REIT subsidiary. We believe that RCC met all of the requirements for taxation as a REIT with respect to its taxable year ended December 31, 2001 and as a TRS commencing as of March 30, 2002 through January 2, 2003; however, the sections of the Internal Revenue Code that relate to qualification as a REIT are highly technical and complex and there are certain requirements that must be met in order for RCC to have qualified as a TRS effective March 30, 2002. Since RCC was, and we believe has been, subject to taxation as a REIT or a TRS, as the case may be, at the close of each quarter of our taxable years beginning with our taxable year ended December 31, 2001, until such time RCC became a qualified REIT subsidiary, we believe that our ownership interest in RCC did not cause us to fail to satisfy the 10% value test. In addition, we believe that we have at all times prior to October 1, 2002 owned less than 10% of the voting securities of RCC. No assurance, however, can be given that RCC in fact qualified as a REIT for its taxable year ended December 31, 2001 or as a TRS as of March 30, 2002, that the non-voting preferred stock of RCC owned by us would not be deemed to be “voting stock” for purposes of the asset tests or, as a result of any of the foregoing, that we have qualified or will continue to qualify as a REIT.
     After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.
     We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.
     In addition, we have entered into and we intend to continue to enter into repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we have been and will continue to be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.
Annual Distribution Requirements
     In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
(a) the sum of:
•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus
(b) the sum of specified items of non-cash income that exceeds a percentage of our income.
     These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
     In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

     To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
     If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
     It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash and (ii) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.
     We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Recordkeeping Requirements
     We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.
Excess Inclusion Income
     If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes and, as a result, we may also realize excess inclusion income. If all or a portion of our company is treated as a taxable mortgage pool or we own a residual interest in a REMIC, our qualification as a REIT generally should not be impaired; however, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders. Any excess inclusion income:
•	could not be offset by net operating losses of a stockholder;
•	in the case of a stockholder that is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;
•	would be subject to the application of U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and
•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold our stock on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to the common stock held on behalf of disqualified organizations.
     The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under the current law. Tax-exempt investors, RIC or REIT investors, foreign investors, and taxpayers with net operating losses should consult with their tax advisors with respect to excessive inclusion income.
Prohibited Transactions
     Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.
Foreclosure Property
     Foreclosure property is real property and any personal property incidental to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.
Failure to Qualify
     In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.
Taxation of Taxable U.S. Stockholders
     This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:
•	a citizen or resident of the U.S.;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.
     If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions
     Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.
     In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.
     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.
     With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
     (a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

     (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
     (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.
     Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.
     To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of Our Company —General” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of Our Common Stock
     In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”
     U.S. stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations
     Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Taxation of Tax-Exempt U.S. Stockholders
     U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (ii) our common stock is not otherwise used in an unrelated trade or business and (iii) we do not hold an asset that gives rise to “excess inclusion income” (see “— Effect of Subsidiary Entities,” and “— Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.
     Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
     In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Internal Revenue Code, (ii) that is tax exempt under Section 501(a) of the Internal Revenue Code, and (iii) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (ii) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.
     Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders
     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.
Ordinary Dividends
     The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.
     In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.
Non-Dividend Distributions
     Unless (i) our common stock constitutes a U.S. real property interest (or USRPI) or (ii) either (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (or FIRPTA) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends
     Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. Stockholder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).
Dispositions of Our Common Stock
     Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.
     In addition, our common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury regulation, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.
     If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
     Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Tax Consequences of Participation in the Plan
General
     We plan to offer stockholders and prospective stockholders the opportunity to participate in the Plan. All shares of our common stock acquired from us or in the open market pursuant to the Plan may be acquired at a discount as determined an set by us from time to time, ranging from 0% to 5%.
Amounts Treated as a Distribution
     Generally, a Plan participant will be treated as having received a distribution with respect to our common stock for U.S. federal income tax purposes in an amount determined as described below.
•	A stockholder who participates in the dividend reinvestment feature of the Plan and whose dividends are reinvested in our common stock purchased from us will be treated for U.S. federal income tax purposes as having received a distribution from us with respect to our common stock equal to the fair market value of our common stock credited to the stockholder’s Plan account on the date the dividends are reinvested. The amount of the distribution deemed received (and that will be reported on the Form 1099-DIV received by the stockholder) may exceed the amount of the cash dividend that was reinvested, due to a discount being offered on the purchase price of the common stock purchased.
•	A stockholder who participates in the dividend reinvestment feature of the Plan and whose dividends are reinvested in our common stock purchased in the open market, will be treated for U.S. federal income tax purposes as having received (and will receive a Form 1099-DIV reporting) a distribution from us with respect to its stock equal to the fair market value of our stock credited to the stockholder’s Plan account (plus any brokerage fees and any other expenses deducted from the amount of the distribution reinvested) on the date the dividends are reinvested. If we offer a discount on our common stock purchased on the open market in the future, the amount of the distribution the stockholder will be treated as receiving (and that will be reported on the Form 1099-DIV received by the stockholder) may exceed the cash distribution reinvested as a result of any such discount.
•	A stockholder who participates in both the dividend reinvestment feature and the optional cash purchase feature of the Plan and who purchases our stock through the cash investment feature of the Plan will be treated for U.S. federal income tax purposes as having received a distribution from us with respect to its stock equal to the fair market value of our stock credited to the stockholder’s Plan account on the date the stock is purchased less the amount paid by the stockholder for our common stock (plus any brokerage fees and any other expenses paid by the stockholder).

•	A stockholder who participates in the cash purchase feature of the Plan will not be treated as receiving a distribution from us if no discount is offered.
•	Newly enrolled participants who are making their initial investment in our common stock through the Plan’s cash purchase feature and therefore are not currently our stockholders should not be treated as receiving a distribution from us, even if a discount is offered.
•	Although the tax treatment with respect to a stockholder who participates only in the cash investment feature of the Plan and does not participate in the dividend reinvestment feature of the Plan is not entirely clear, we will report any discount offered as a distribution to that stockholder on Form 1099-DIV. Stockholders are urged to consult with their tax advisor regarding the tax treatment to them of receiving a discount on cash purchases in our stock made through the Plan.
     In the situations described above, a stockholder will be treated as receiving a distribution from us even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions paid by us, as described above under “Taxation of Taxable U.S. Stockholders,” “Taxation of Tax-Exempt Stockholders,” or “Taxation of Non-U.S. Stockholders,” as applicable.
     Basis and Holding Period in Stock Acquired Pursuant to the Plan. The tax basis for our common stock acquired by reinvesting cash distributions through the Plan generally will equal the fair market value of our common stock on the date of distribution (plus the amount of any brokerage fees paid by the stockholder). Accordingly, if we offer a discount on the purchase price of our common stock purchased with reinvested cash distributions, the tax basis in our common stock would include the amount of any discount. The holding period for our common stock acquired by reinvesting cash distributions will begin on the day following the date of distribution.
     The tax basis in our common stock acquired through an optional cash purchase generally will equal the cost paid by the participant in acquiring our stock, including any brokerage fees paid by the stockholder. If we offer a discount on the purchase price of our stock purchased by making an optional cash purchase, then the tax basis in those shares of stock also would include any amounts taxed as a dividend. The holding period for our common stock purchased through the optional cash purchase feature of the Plan generally will begin on the day our stock is purchased for the participant’s account.
     Withdrawal of Stock from the Plan. When a participant withdraws stock from the Plan and receives whole stock, the participant will not realize any taxable income. However, if the participant receives cash for a fractional share, the participant will be required to recognize gain or loss with respect to that fractional share.
     Effect of Withholding Requirements. Withholding requirements generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the Plan. See “— Backup Withholding and Information Reporting” for discussion of the withholding requirements that apply to other distributions that we pay. All withholding amounts will be withheld from distributions before the distributions are reinvested under the Plan. Therefore, if a U.S. stockholder is subject to withholding, distributions which would otherwise be available for reinvestment under the Plan will be reduced by the withholding amount.
Backup Withholding and Information Reporting
     We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.
     We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
     Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
State, Local and Foreign Taxes
     We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in several jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

PLAN OF DISTRIBUTION
     In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.
     Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver in connection with Large Cash Purchases by such persons.
     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.
     Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.
LEGAL MATTERS
     The validity of the common stock offered by this prospectus is being passed upon for us by Clifford Chance US LLP, New York, New York. The opinion of counsel described under “Federal Income Tax Considerations” is being rendered by Clifford Chance US LLP, which opinion is subject to various assumptions and is based on current tax law. Alan L. Gosule, a partner at Clifford Chance US LLP, is a member of our board of directors and owns 7,586 shares of our common stock.
EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports,which are incorporated by reference in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are incorporating by reference in this prospectus the following documents which we have previously filed with the SEC under the File Number 1-13991:
     (i) Our Annual Report on Form 10-K for fiscal year ended December 31, 2007;
     (ii) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;
     (iii) Our Definitive Proxy Statement dated April 8, 2008;
     (iv) Our Current Reports on Form 8-K filed on January 2, 2008, January 8, 2008, January 17, 2008, March 11, 2008, March 20, 2008, June 23, 2008, and August 14, 2008;
     (v) The description of the shares of capital stock contained in the Registration Statement on Form 8-A filed on March 26, 1998, including all amendments and reports filed for the purpose of updating such description; and
     (vi) The description of the shares of our 8.50% Series A Cumulative Redeemable preferred stock contained on Form 8-A filed on April 23, 2004.
     Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.
     We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to MFA Mortgage Investments, Inc., 350 Park Avenue, 21st Floor, New York, New York 10022, attention: Investor Relations Department (Telephone: 212-207-6400).
INFORMATION WE FILE
     We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that website is http://www.sec.gov.
     Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the expenses to be borne by the registrant in connection with the offerings described in this registration statement. All such expenses other than the SEC registration fee are estimates.

SEC registration fee	$1,807.80
Legal fees and expenses(1)	20,000
Accounting fees and expenses(1)	10,000
Printing(1)	10,000
Miscellaneous(1)	20,000

Total	$61,807.80

(1)	Estimated
Item 15. Indemnification of Officers and Directors.
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
     Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another entity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a director or officer of our company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter also permits our company to indemnify and advance expenses to any employee or agent of our company.
     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Item 16. Exhibits.
     The following documents are filed with or incorporated by reference in this registration statement:

Exhibit	Description

4.1	Specimen of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4, dated February 12, 1998, filed by the Registrant pursuant to the Securities Act (Commission File No. 333-46179)).

4.2	Specimen of Stock certificate representing the 8.50% Series A Cumulative Redeemable Preferred Stock of the Registrant (incorporated herein by reference to Exhibit 4 of the Form 8-A, dated April 23, 2004, filed by the Registrant pursuant to the Exchange Act (Commission File No. 1-13991)).

5.1	Opinion of Clifford Chance US LLP as to legality.

8.1	Opinion of Clifford Chance US LLP as to tax matters.

12.1	Computation of Ratio of Assets to Equity (incorporated herein by reference to Exhibit 12.1 of the Form 10-K, for the year ended December 31, 2007, filed by Registrant pursuant to the Exchange Act (Commission File No. 1-13991)).

12.2	Computation of Ratio of Debt to Equity (incorporated herein by reference to Exhibit 12.2 of the Form 10-K, for the year ended December 31, 2007, filed by Registrant pursuant to the Exchange Act (Commission File No. 1-13991)).

23.1	Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page of the registration statement).

99.1	Enrollment Form for MFA Mortgage Investments, Inc. Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (c) The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 26, 2008.

MFA MORTGAGE INVESTMENTS, INC.
By:	/s/ Stewart Zimmerman
	Name:	Stewart Zimmerman
	Title:	Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stewart Zimmerman and William Gorin, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Stewart Zimmerman Stewart Zimmerman	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)	November 26, 2008

/s/ William S. Gorin William S. Gorin	President and Chief Financial Officer (Principal Financial Officer)	November 26, 2008

/s/ Teresa D. Covello Teresa D. Covello	Chief Accounting Officer, Senior Vice President and Treasurer (Principal Accounting Officer)	November 26, 2008

/s/ Alan L. Gosule Alan L. Gosule	Director	November 26, 2008

/s/ Edison C. Buchanan Edison C. Buchanan	Director	November 26, 2008

/s/ Stephen R. Blank Stephen R. Blank	Director	November 26, 2008

/s/ James A. Brodsky James A. Brodsky	Director	November 26, 2008

EXHIBIT INDEX

Exhibit	Description

4.1	Specimen of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4, dated February 12, 1998, filed by the Registrant pursuant to the Securities Act (Commission File No. 333-46179)).

4.2	Specimen of Stock certificate representing the 8.50% Series A Cumulative Redeemable Preferred Stock of the Registrant (incorporated herein by reference to Exhibit 4 of the Form 8-A, dated April 23, 2004, filed by the Registrant pursuant to the Exchange Act (Commission File No. 1-13991)).

5.1	Opinion of Clifford Chance US LLP as to legality.

8.1	Opinion of Clifford Chance US LLP as to tax matters.

12.1	Computation of Ratio of Assets to Equity (incorporated herein by reference to Exhibit 12.1 of the Form 10-K, for the year ended December 31, 2007, filed by Registrant pursuant to the Exchange Act (Commission File No. 1-13991)).

12.2	Computation of Ratio of Debt to Equity (incorporated herein by reference to Exhibit 12.2 of the Form 10-K, for the year ended December 31, 2007, filed by Registrant pursuant to the Exchange Act (Commission File No. 1-13991)).

23.1	Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page of the registration statement).

99.1	Enrollment Form for MFA Mortgage Investments, Inc. Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan.